Exhibit 99.1

VISTA EQUITY PARTNERS COMPLETES ACQUISITION OF TIBCO SOFTWARE

Murray Rode Named Chief Executive Officer

PALO ALTO, Calif. – December 5, 2014 – TIBCO Software Inc., a global leader in infrastructure and business intelligence software, today announced that it has been acquired by Vista Equity Partners. The transaction, originally announced September 29, 2014, closed Friday, December 5, 2014. TIBCO’s shareholders approved the agreement on Wednesday December 3, 2014. Following the transaction, Murray Rode was named the Chief Executive Officer of TIBCO. Vivek Ranadivé will remain a Board Member of TIBCO and will assist the company with strategic projects. TIBCO will continue to operate as TIBCO Software Inc.

“We see tremendous value in TIBCO’s ability to empower customers to extract and act on information utilizing TIBCO’s fast data platform,” said Robert F. Smith, chairman and chief executive officer, Vista Equity Partners. “We understand the added expertise TIBCO can bring to customers and the marketplace, and we’re incredibly excited to work with the management team to help TIBCO reach its full potential.”

TIBCO also announced the appointment of Murray Rode as new Chief Executive Officer. For more than 15 years, Murray has served in a variety of key leadership roles within TIBCO; most recently he served as the Chief Operating Officer.

“We are very pleased to have this transaction completed. We believe this is the right direction for TIBCO’s long-term strategy and will better serve our customers and employees,” said Murray Rode, chief executive officer, TIBCO. “I look forward to working with Vista Equity Partners as TIBCO enters its next chapter of innovation, growth and leadership.”

“With today’s announcement, I will step down as chairman and CEO of TIBCO,” said Vivek Ranadivé. “I firmly believe that taking the company private with a partner like Vista puts TIBCO in the perfect position for its next chapter. After many years as founder, chairman and CEO, I felt the timing was right for me to pursue exciting new opportunities while continuing to serve as a board member. I am so proud of the great team at TIBCO and am excited about our future. Murray has been by my side every step of the way as we built this company, and he will make an excellent CEO.”

Vista Equity is a leading private equity firm with over $14 billion in cumulative capital commitments, focused on investments in software, data and technology-enabled service companies. Vista has an extensive track record of successfully completing take-private transactions, including taking five other public companies private in the past three years. The firm helps its companies achieve operational, product and customer service excellence by contributing professional expertise, proven best practices and management techniques.

About TIBCO

TIBCO Software Inc. is a global leader in infrastructure and business intelligence software. Whether it’s optimizing inventory, cross-selling products, or averting crisis before it happens, TIBCO uniquely delivers the Two-Second Advantage® — the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. With a broad mix of innovative products and services, TIBCO is the strategic technology partner trusted by businesses around the world. Learn more about TIBCO at www.tibco.com.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with over $14 billion in cumulative capital commitments, currently invests in dynamic, successful software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

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TIBCO, the TIBCO logo and Two-Second Advantage are trademarks or registered trademarks of TIBCO Software Inc. and/or its subsidiaries in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.

TIBCO Software Inc.

For Investors:

John Ederer

(650) 846-8696

jederer@tibco.com

For Media:

Leslie Moore

(650) 846-5025

lmoore@tibco.com